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Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

                        December 11, 2003

Business Objects S.A.
157-159 rue Anatole France
92300 Levallois-Perret
France

    Re:
    Business Objects S.A.
    Registration Statement on Form S-8

Ladies and Gentlemen,

        We have acted as special French counsel to Business Objects S.A., a société anonyme incorporated under the laws of the French Republic (the "Company"), in connection with the issuance, on the date hereof, of 29,611,307 ordinary shares of the Company (the "Shares"), nominal value 0.10 euro each, including 6,310,234 shares issued to Business Objects Option LLC (the "Option Sub Shares"), and the other transactions contemplated by the Agreement and Plan of Merger, dated as of July 18, 2003, as amended on August 29, 2003, by and among, inter alia, the Company, Crystal Decisions, Inc. ("Crystal Decisions"), Seagate Software (Cayman) Holdings Corporation, Borg Merger Sub I, Inc., Business Objects Americas, Inc. (as assignee of Borg Merger Sub II, Inc.), and Borg Merger Sub III, Inc. (the "Merger Agreement") with respect to the acquisition of Crystal Decisions by the Company (the "Transaction").

        This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the U.S. Securities Act of 1933, as amended (the "Securities Act"). Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement.

        Members of this firm are registered as avocats à la Cour d'appel de Paris, and we do not express any opinion herein as to the laws of any other jurisdiction (or as to the effect of the laws of any such other jurisdiction on the opinion herein stated) other than the laws of the French Republic to the extent specifically referred to herein.

        In rendering the opinion set forth herein, we have examined and relied on originals or copies of: (i) the registration statement on Form S-8 of the Company (the "Registration Statement") with respect to the registration of the Option Sub Shares under the Securities Act, as filed with the U.S. Securities and Exchange Commission (the "Commission"); (ii) the Merger Agreement; (iii) the by-laws (statuts) of the Company, as currently in effect; (iv) a copy of the minutes of the ordinary and extraordinary general shareholders' meeting of the Company held on December 11, 2003 (the "Shareholders' Meeting"), with respect to the approval of the issuance of the Shares in consideration for certain in-kind contributions and certain other matters related to the Transaction; (v) a copy of the minutes of the meeting of the board of directors of the Company held on July 18, 2003, with respect to the approval of the Merger Agreement and the transactions contemplated thereby; (vi) a copy of the minutes of the meeting of the board of directors of the Company held on October 7, 2003, with respect to, among others, the terms and conditions of certain in-kind contributions to be made to the Company in connection with the Transaction; (vii) a copy of the minutes of the meeting of the board of directors of the Company held on October 22, 2003, with respect to the date of the Shareholders' Meeting;

(viii) the reports of the special independent appraisers (commissaires aux apports), dated October 27, 2003, relating to the value of the in-kind contributions (Rapport des commissaires aux apports sur la valeur des droits sociaux de Crystal Decisions apportés directement et indirectement à Business Objects) and the consideration for the in-kind contributions (Rapport des commissaires aux apports sur la rémunération des droits sociaux de Crystal Decisions apportés directement et indirectement à Business Objects), respectively; and (ix) the Document E annexed to the report of the board of directors of the Company, dated as of October 7, 2003, and which received visa number E 03-945 from the Commission des opérations de bourse on October 31, 2003. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements and documents of the Company and other persons, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

        In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that each party thereto, other than the Company, its directors and officers, had the power, corporate or other, to enter into and perform all of its obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon oral and written statements and representations of officers and other representatives of the Company and others.

        Based upon and subject to the foregoing, we are of the opinion that the Option Sub Shares have been duly authorized, and are validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                      Very truly yours,

                      /s/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

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  Exhibit 5.1